Exhibit 10.7

DISTRIBUTION AGREEMENT

DISTRIBUTION AGREEMENT, dated as of May 2, 2005, by and between Amphastar Pharmaceuticals, Inc., a Delaware corporation (“Seller”) and Andrx Pharmaceuticals, Inc., a Florida corporation (“Purchaser”).

WHEREAS, Seller desires to appoint Purchaser as Seller’s exclusive distributor of the Product to Purchaser Customers in the Territory and Purchaser desires to accept such appointment, all pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

As used throughout this Agreement and any exhibits, schedules and attachments hereto, each of the following terms shall have the respective meaning set forth below:

1.1                               “Act” means the Federal Food, Drug, and Cosmetic Act, as amended.

1.2                               “Adverse Event” means any adverse event associated with the use of the Product in humans, whether or not considered drug-related, including an adverse event occurring in the course of the use of the Product in professional practice, in studies, in investigations or in tests or an adverse event occurring from Product overdose (whether accidental or intentional), from Product abuse, or from Product withdrawal, as well as any toxicity, sensitivity, failure of expected pharmacological action, or laboratory abnormality that is, or is thought by the reporter thereof to be, serious or associated with relevant clinical signs or symptoms.

1.3                               “Adverse Resolution” means any resolution of the Lawsuit, whether by settlement, summary judgment or trial court decision in the U.S. District Court, or as a result of any appeal, subsequent review or reconsideration of such summary judgment or trial court decision, that prevents, enjoins, materially restricts or imposes royalties on sales of or otherwise makes commercially unreasonable the manufacture, use, sale or offer to sell of the Product to Purchaser Customers in the Territory.

1.4                               “Affiliate” of a party means any Person directly or indirectly controlled by, controlling or under common control with such party. “Control” means the legal power to direct or cause the direction of the general management or policies of a Person through more than fifty percent (50%) of the ownership of voting securities, by contract or by other means.

1.5                               “ANDA” means an Abbreviated New Drug Application filed with the FDA and any amendments or supplements thereto.

1.6                               “Anda” shall have the meaning given in Section 2.2.

1.7                               “Applicable Laws” means all applicable laws, rules, and regulations that apply to the development, manufacture, supply, marketing, sale or distribution of the Product in the Territory, or the performance of either party’s obligations under this Agreement, including the Act, cGMP and other current regulations promulgated by the FDA or any other governmental agency.

1.8                               “At-Risk Launch” shall have the meaning given in Section 2.3.

1.9                               “At-Risk Launch Notice” shall have the meaning given in Section 2.3.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.10                        “Authorized Generic Product” means a therapeutically equivalent, bioequivalent and legally substitutable generic version of the brand-name product Lovenox® (including the brand name product sold as a generic) that is sold and distributed in the Territory by any one or more of Aventis Pharma S.A., Aventis Pharmaceuticals, Inc., their respective Affiliates, successors or assigns and/or licensees of any of the foregoing.

1.11                        “Bankruptcy Code” shall have the meaning given in Section 8.2.

1.12                        “cGMP” means the current Good Manufacturing Practices regulations of the FDA (as in effect from time to time) in 21 C.F.R. pts. 210 and 211.

1.13                        “Commercially Reasonable Efforts” means, with respect to each party, efforts and resources normally used by such party to, in the case of Seller, develop, manufacture, package and supply or, in the case of Purchaser, market, sell and distribute, a generic pharmaceutical product owned by it or to which it has rights, which is of similar overall market potential at a similar stage in its product lifecycle, taking into account, inter alia, the competitiveness of the marketplace, the proprietary position of the product, the profitability of the product and other relevant factors. The parties acknowledge that the level of effort and resources may change at different times during the product life cycle of the Product.

1.14                        “Compensatory Payments” shall have the meaning given in Section 2.3.

1.15                        “Competitive Product” means, other than the Product or an Authorized Generic Product, a therapeutically equivalent, bioequivalent and legally substitutable generic version of the brand-name product Lovenox®, which generic version is in the same dosage and delivery form, has the same active ingredient and the same strength and is for the same indication as the Product, that is sold and distributed in commercial quantities in the Territory by any Person, other than Purchaser or its Affiliates, licensees or assigns.

1.16                        “Confidential Information” shall have the meaning given in Article 14.

1.17                        “Damages” shall have the meaning given in Section 17.1.

1.18                        “Effective Date” means the date of this Agreement.

1.19                        “Favorable Resolution” means a resolution of the Lawsuit, whether by settlement, summary judgment, trial court decision in the U.S. District Court, or otherwise, that does not prevent, enjoin, materially restrict or impose royalties on sales of or otherwise make commercially unreasonable the manufacture, use, sale or offer to sell of the Product to Purchaser Customers in the Territory, in each case irrespective of any rights of appeal, subsequent review or reconsideration of the resolution or of the outcome of such appeal, review or reconsideration.

1.20                        “FDA” means the U.S. Food and Drug Administration, and any successor or replacement agency thereto.

1.21                        “Final Favorable Resolution” means a Favorable Resolution that is not subject to any rights of appeal, subsequent review or reconsideration by the applicable governmental authority having competent jurisdiction over the Lawsuit.

1.22                        “First Commercial Sale” means, as the context requires, the first date on which Purchaser sells (i.e., the date of shipment) the Product in commercial quantities to a third party, or the first date on which Seller sells (i.e., the date of shipment) the Product in commercial quantities to a third party pursuant to a Seller Launch.

1.23                        “Forecast” shall have the meaning given in Section 5.2.

1.24                        “Force Majeure Event” shall have the meaning given in Article 12.

1.25                        “GAAP” means U.S. generally accepted accounting principles.

1.26                        “Gross Profit” means Net Sales of Purchaser from sales of Product during a calendar quarter less the aggregate Transfer Price paid for such Product. In the event for any calendar quarter the above calculation results in a negative number, “Gross Profit” shall be deemed zero for such calendar quarter.

1.27                        “Gross Profit Split” shall have the meaning given in Section 4.2.

1.28                        “Initial Purchase Order” shall have the meaning given in Section 5.1.

1.29                        “Label”, “Labeled” or “Labeling” means all labels and other written, printed or graphic matter upon (i) any packaging, container or wrapper used with the Product, or (ii) any written material accompanying the Product, including package inserts; or, as the context requires, the act of applying and/or using the same.

1.30                        “Labor Costs” shall have the meaning given in Section 4.1

1.31                        “Lawsuit” means (i) the lawsuit captioned Aventis Pharma S.A. and Aventis Pharmaceuticals, Inc. v. Amphastar Pharmaceuticals, Inc. and Teva Pharmaceuticals USA, Inc. under Case No. 03-CV-887 RT (SGLx) in the U.S. District Court in the Central District of California Eastern Division and (ii) any related or subsequent U.S. trial court action pertaining to the same subject matter as the lawsuit described in clause (i) above, brought by Aventis Pharma S.A. and Aventis Pharmaceuticals, Inc. against Seller prior to Seller delivering a Launch Notice, seeking to obtain a Adverse Resolution.

1.32                        “Launch Notice” shall have the meaning given in Section 2.3.

1.33                        “Launch Quantities” shall have the meaning given in Section 5.1.

1.34                        “Maximum Compensatory Payments” shall have the meaning given in Section 2.3.

1.35                        “Maximum Annual Product Units” shall have the meaning given in Section 5.6.

1.36                        “Minimum Annual Product Units” shall have the meaning given in Section 8.4.

1.37                        “Net Sales” means, with respect to the Product, the gross revenues derived from the sale of the Product by Purchaser or, with respect to the determination of the Compensatory Payments, by Seller, and their respective Affiliates, licensees and assignees to independent third parties, minus normal and customary (i) early pay incentives (i.e., cash discounts), (ii) trade discounts, quantity discounts, trade rebates, chargebacks, governmental rebates, such as Medicaid, retroactive price adjustments (i.e., shelf stock adjustments) and cash incentive payments, (i.e., slotting allowances), (iii) Product returns, (iv) freight (inbound and outbound), (v) marketing allowances, (vi) bad debt allowance which shall be deemed to be [***] of Net Sales for the first twelve months after First Commercial Sale and [***] of Net Sales for periods thereafter and (vii) other normal and customary deductions utilized to calculate net sales, in each case to the extent applicable to the sale of such Product. Marketing allowances shall (i) in the case of sales by Purchaser, be the actual marketing expenses but not in excess of [***] of the applicable Net Sales and (ii) in the case of sales by Anda, be deemed to be [***] of the applicable Anda Net Sales of Product. The elements of Net Sales as described above shall be determined in accordance with GAAP, applied on a basis consistent with the annual audited financial statements of Purchaser’s parent corporation or Seller, as the context requires.

1.38                        “Non-At-Risk Launch” shall have the meaning given in Section 2.3.

1.39                        “Overdue Interest Amount” means the prime rate of interest quoted as such in The Wall Street Journal on the first business day of each month during which an amount is overdue under this Agreement, plus 5%, calculated on an annual basis, not to exceed the maximum rate permitted by Applicable Law.

1.40                        “Packaging” means all primary and/or bulk (as applicable) containers, Labels, shipping cases or any other like matter used in packaging or accompanying the Product; or as the context requires, the act of applying and/or using the same.

1.41                       “Person” means an individual, corporation, partnership, limited liability company or other entity.

1.42                        “Product” means Seller’s generic version of the enoxaparin sodium injectable product, in 30 mg, 40 mg, 60 mg, 80 mg, 100 mg, 120 mg, and/or 150 mg strengths, to the extent approved under ANDA 76-684, that is therapeutically equivalent and bioequivalent to, and legally substitutable for, the brand-name product Lovenox®.

1.43                        “Product Liability Claims” means any claim, action or proceeding based on personal injury, death or other similar adverse effect to humans caused by (or alleged to be caused by) use of the Product.

1.44                        “Product Warranty” shall have the meaning given in Section 16.1.

1.45                        “Purchase Orders” shall have the meaning given in Section 5.3.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.46                        “Purchaser Customers” means, in each case to the extent located in the Territory, (a) chain retail pharmacies and stores, (b) independent retail pharmacies, (c) grocery and food stores, (d) mail order pharmacies, (e) certain other types of customers not included within items (a)-(d) that are pre-approved in writing by Seller pursuant to an amendment to this Agreement, and (f) drug wholesalers (solely to the extent allocated for resale to customers included in items (a)—(e) above). Notwithstanding anything herein to the contrary, Seller expressly retains all rights to all current and future customers and markets for the Product, other than the customers expressly included in items (a)-(f) above; and, without limiting the foregoing and by way of clarification, Seller’s retained rights shall expressly include the right to sell Product to drug wholesalers so long as Seller does not supply, sell or distribute Product to drug wholesalers for resale to any customer included in items (a)-(e) above.

1.47                        “Purchaser Recall” shall have the meaning given in Section 11.3.2.

1.48                        “Purchaser Trademarks” shall have the meaning given in Section 6.3.

1.49                        “Raw Material Costs” shall have the meaning given in Section 4.1.

1.50                        “Seller Launch” shall have the meaning given in Section 2.3.

1.51                        “Specifications” means the specifications for the composition, manufacture, Packaging and/or quality control of the Product as described in the ANDA for the Product, as the same may be supplemented from time to time as expressly provided in this Agreement.

1.52                        “Territory” means the United States of America and its territories, including the Commonwealth of Puerto Rico.

1.53                        “Third Party Infringement Claim” shall have the meaning given in Section 17.4.

1.54                        “Transfer Price” shall have the meaning given in Section 4.1.

1.55                        “Unit Price” shall have the meaning given in Section 4.1.

ARTICLE 2

APPOINTMENT; SUPPLY AND PURCHASE OF PRODUCT

2.1                               Appointment; Agreement to Supply; Development.

2.1.1                     Subject to the terms and conditions of this Agreement, Seller hereby appoints Purchaser as its exclusive distributor of the Product for sale and distribution to Purchaser Customers in the Territory, and Purchaser hereby accepts such appointment. Subject to the terms of this Agreement, Seller shall use its Commercially Reasonable Efforts to manufacture and supply to Purchaser its requirements of the Product for sale and distribution to Purchaser Customers in the Territory in accordance with Purchaser’s Purchase Orders as provided herein. Seller shall not, and shall cause its Affiliates not to, manufacture or supply the Product to Purchaser Customers in the Territory. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that Seller retains all rights to develop, manufacture, supply, sell, distribute, market, promote and otherwise commercialize, directly or through Seller’s Affiliates or third parties, Product to customers other than Purchaser Customers in the Territory; and without limiting the foregoing and by way of clarification, Seller’s retained rights shall expressly include the right to sell Product to drug wholesalers or any other Persons so long as Seller shall not supply, sell or distribute Product to drug wholesalers or any other Person for resale to any customer included in items (a)-(e) of Section 1.46.

2.1.2                     Seller hereby represents that it has filed with the FDA ANDA, File No. 76-684, for the Product. Seller shall, at its expense, use Commercially Reasonable Efforts to prosecute the ANDA and to obtain approval from the FDA of the ANDA. Seller shall promptly upon its receipt of same deliver to Purchaser written notice certifying that Seller has received final FDA approval of the Product’s ANDA. The ANDA and all other regulatory approvals related to the manufacture and supply of the Product shall be in Seller’s name and owned exclusively by Seller. In addition, Seller shall, at its expense, use Commercially Reasonable Efforts to obtain a Favorable Resolution to enable FDA approval of the Product’s ANDA and the launch of the Product in the Territory. Notwithstanding the foregoing, nothing herein shall constitute a guarantee or warranty from Seller that the ANDA for the Product will be approved by the FDA, or, if the Product ANDA is approved, any market exclusivity will be awarded, or any other regulatory approvals will be obtained by Seller or that a Favorable Resolution will be obtained. Nothing herein shall limit Purchaser’s right to terminate this Agreement pursuant to its terms.

2.2                               Agreement to Purchase.

2.2.1                     Subject to the terms of this Agreement, Purchaser shall purchase exclusively from Seller all of Purchaser’s requirements for the Product for marketing, sale and distribution to Purchaser Customers in the Territory. Purchaser shall use Commercially Reasonable Efforts to market, sell and distribute the Product throughout the Territory to Purchaser Customers. Subject to the foregoing, Purchaser does not make any guaranty or warranty as to any minimum level of Gross Profits or Net Sales. Nothing herein shall limit each party’s right to terminate this Agreement pursuant to its terms, including Section 8.4. Unless otherwise consented to in writing by Seller, Purchaser shall not offer the Product as a loss leader, whether alone or in connection with any other product or sell the Product in combination or otherwise bundle the Product with other products in any fashion which decreases the revenue that would otherwise be attributable to the Product had it not been sold as a loss leader or in combination or otherwise bundled. Subject to the foregoing and Purchaser performing its obligations hereunder (including its obligation to use Commercially Reasonably Efforts to sell and distribute the Product), launch timing, pricing, marketing, sale and distribution and related strategy for the Product for sale and distribution to Purchaser Customers in the Territory shall be the sole responsibility of, and shall be solely controlled by, Purchaser.

2.2.2                     Purchaser shall, and shall cause its Affiliates to, sell and distribute the Product only to Purchaser Customers in the Territory and only in accordance with Applicable Law and the Product’s ANDA. Purchaser shall reasonably cooperate with Seller in investigating and tracing any sales of the Product outside of the Territory or to any Persons in the Territory other than Purchaser Customers originating from sales by Purchaser hereunder. Seller shall not, and shall cause its Affiliates not to, sell and distribute the Product to Purchaser Customers in the Territory (provided that, by way of clarification, Seller may sell Product to drug wholesalers or any other Persons so long as Seller shall not supply, sell or distribute Product to drug wholesalers or any other Persons for resale to any customer included in items (a)-(e) of Section 1.46). Seller shall reasonably cooperate with Purchaser in investigating and tracing any sales of the Product to any Purchaser Customers originating from sales by Seller hereunder.

2.2.3                     During the term of this Agreement and, if this Agreement is terminated by Purchaser pursuant to Section 8.4, for a period of 12 months after such termination, neither Purchaser nor its Affiliates shall sell or distribute in the Territory any product that is or purports to be a generic equivalent (i.e. bioquivalent and legally substitutable) of the Lovenox® brand product, other than the Product supplied by Seller hereunder. [***].

2.3                               Commercial Launch of the Product.

2.3.1                     Notice of Launch. At any time after Seller receives both (i) a Favorable Resolution (which may, but is not required to be, a Final Favorable Resolution) and (ii) FDA approval of the Product’s ANDA and confirmation from the FDA that Seller has been awarded 180 days of “first to file” market exclusivity in accordance with Section 505(j)(5)(B)(iv) of the Act, Seller shall be entitled to deliver to Purchaser a written notice setting forth Seller’s intention to commence the commercial sale of the Product in the Territory. Such written notice shall be referred to herein as an “At-Risk Launch Notice,” unless based on a Final Favorable Resolution, in which case such written notice shall be referred to herein as a “Non-At-Risk Launch Notice.” As used herein, a “Launch Notice” may refer generally to an At-Risk Launch Notice and/or a Non-At-Risk Launch Notice. Notwithstanding the foregoing, in the event that Seller receives FDA approval of the Product’s ANDA, but Seller is not awarded 180 days “first to file” market exclusivity and/or has not received a Favorable Resolution, Seller, at its option, may notify Purchaser of Seller’s desire to commence the commercial sale of the Product in the Territory. In such event, Seller and Purchaser shall negotiate in good faith the terms and conditions of any Product launch to Purchaser Customers in the Territory; provided that, by way of clarification, nothing herein shall prevent (i) Seller from selling and distributing such Product in the Territory so long as Seller does not sell or distribute such Product to Purchaser Customers (provided that, by way of clarification, Seller may sell Product to drug wholesalers or any other Persons so long as Seller shall not supply, sell or distribute Product to drug wholesalers or any other Persons for resale to any customer included in items (a)-(e) of Section 1.46) or (ii) Purchaser from terminating this Agreement pursuant to its terms.

2.3.2                     At-Risk Launch. In the event that Purchaser receives an At-Risk Launch Notice, Purchaser shall notify Seller in writing within 10 days of Purchaser’s receipt thereof whether or not Purchaser agrees to launch the commercial sale of the Product to Purchaser Customers in the Territory as contemplated herein based on such At-Risk Launch Notice (an “At-Risk Launch”). In the event that Purchaser notifies Seller that it has determined to engage in an At-Risk Launch, Purchaser shall proceed according to the provisions of Section 2.3.3 below. In the event that Purchaser notifies Seller that it has determined to not engage in an At-Risk Launch, Seller shall have 10 days from receipt of Purchaser’s notice to notify Purchaser in writing whether or not Seller has determined to engage in an At-Risk Launch without Purchaser acting as Seller’s distributor of the Product to the Purchaser Customers in the Territory (a “Seller Launch”). In the event that Seller notifies Purchaser that it has determined to so engage in a Seller Launch, subject to Sections 2.3.4 and 2.3.5 below, this Agreement (including any rights of Purchaser to sell and distribute the Product in the Territory) shall automatically and immediately terminate as of the date of such Seller’s notice to Purchaser. In the event that Seller notifies Purchaser that it has determined to not engage in a Seller Launch, this Agreement shall continue in full force and effect and Seller may at any time thereafter submit a new Launch Notice, at which time the parties shall, among other things, again proceed in accordance with the provisions of this Section 2.3.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

2.3.3                     Obligation to Launch. In the event that Seller delivers to Purchaser a Non-At-Risk Launch Notice or Purchaser notifies Seller that Purchaser has determined to engage in an At-Risk Launch, Purchaser shall (i) pay the milestone payment set forth in Section 3.1(b) below in accordance with the provisions thereof, and (ii) subject to the terms of this Agreement, Purchaser shall use Commercially Reasonable Efforts to commence with Purchaser’s First Commercial Sale as soon as commercially practicable thereafter, but in no event later than 5 business days following Purchaser’s receipt of Launch Quantities.

2.3.4                     Payment of Compensatory Payments upon a Seller Launch. Subject to Section 2.3.5 below, in the event that Seller engages in a Seller Launch, Seller shall pay to Purchaser payments (the “Compensatory Payments”), up to the aggregate amount of [***] (the “Maximum Compensatory Payments”), equal to:

(a)                                 during the first six full calendar months following Seller’s First Commercial Sale pursuant to the Seller Launch, the greater of (i) [***] of Seller’s Net Sales of Product sold in the Territory and (ii) [***];

(b)                                 during the second six full calendar months following Seller’s First Commercial Sale pursuant to the Seller Launch, the greater of (i) [***] of Seller’s Net Sales for Product sold in the Territory and (ii) [***]; and

(c)                                  [***] of Seller’s Net Sales of Product sold in the Territory during each calendar quarter after the first twelve full calendar months after Seller’s First Commercial Sale pursuant to the Seller Launch.

2.3.5                     The Compensatory Payments shall be paid within 30 days of the end of each calendar quarter following Seller’s First Commercial Sale pursuant to the Seller Launch. Each Compensatory Payments payment shall include a report setting forth in reasonable detail the amount of and the basis for such payment, including a calculation of Seller’s Net Sales (including itemizing all deductions to gross sales) for such quarterly period. With respect to any payment due as a result of the [***] minimum Compensatory Payments amounts set forth in Sections 2.3.4(a) and (b) above, such payment shall be made within 30 days of the end of the calendar quarter that contains the sixth month of the applicable six month period for which the [***] minimum Compensatory Payments amount accrued. Any payments not made within the specified period of time for payment shall incur an interest charge at the rate of the Overdue Interest Amount on such overdue amounts, excluding any amounts that are subject to a bona fide dispute between the parties.

2.3.6                     Subsequent Suspension of a Seller Launch. In the event that, within 30 days of Seller’s First Commercial Sale pursuant to a Seller Launch, Seller either voluntarily or as a result of an order of the FDA or any court having competent jurisdiction ceases to sell in and withdraws the Product from the market in the Territory, Seller’s obligation to pay the Compensatory Payments pursuant to such Seller Launch shall immediately terminate as of the date of such withdrawal and this Agreement shall be automatically and immediately reinstated and be in full force and effect on and after the date of such withdrawal pursuant to its terms. Without limiting the generality of the preceding sentence, in the event that, at any time after such withdrawal of the Product, Seller determines to engage in a new commercial launch of the Product in the Territory, Seller shall provide to Purchaser a Launch Notice pursuant to Section 2.3.1 above and the remaining provisions of this Section 2.3 shall again apply to such new Launch Notice. In the event that Seller after such withdrawal of the Product delivers to Purchaser a Non-At-Risk Launch Notice or Purchaser notifies Seller that it will engage in an At-Risk Launch in accordance with Section 2.3.2 above following receipt of an At-Risk Launch Notice, in addition to the payment of the milestone payment under Section 3.1(b) required in connection therewith, Purchaser shall refund to Seller any amount of the Compensatory Payments previously paid to Seller within 10 days of receipt by Purchaser of such Non-At-Risk Launch Notice or receipt by Seller of Purchaser’s notice of intention to engage in an At-Risk Launch. In the event that Purchaser determines to not engage in such subsequent At-Risk Launch and Seller commences a subsequent Seller Launch, (i) each of the [***] minimum Compensatory Payments amounts under Sections 2.3.4(a) and (b) shall be reduced to an amount equal to [***] multiplied by a fraction, the numerator of which is the number of months of Product sales under all previous Seller Launches pursuant to which Seller paid Compensatory Payments and the denominator of which is six and (ii) the Maximum Compensatory Payments shall be reduced by the amount all Compensatory Payments previously paid to Purchaser.

2.4                               Termination of Agreement Relating to Commercial Launch.

2.4.1                     In addition to Purchaser’s termination rights set forth elsewhere herein, Purchaser shall be entitled to terminate this Agreement as set forth in this Section 2.4.1:

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(a)                                 Purchaser may terminate this Agreement after June 30, 2006, upon 30 days prior written notice to Seller, if Seller shall not have obtained a Favorable Resolution on or prior to June 30, 2006, so long as such termination notice is received by Seller on or before July 15, 2006.

(b)                                 Provided that Purchaser shall not have notified Seller that it will engage in an At-Risk Launch prior thereto, Purchaser may terminate this Agreement after June 30, 2006, upon 30 days prior written notice to Seller, if after June 30, 2006 an Adverse Resolution then exists, so long as such termination notice is received by Seller within 15 days after the later of June 30, 2006 or the date Purchaser is notified of such Adverse Resolution. Seller shall provide written notice to Purchaser within 10 days of any Adverse Resolution. For purposes of clarification, Purchaser’s right to terminate this Agreement under this Section 2.4.1(b) shall not apply after Seller’s delivery to Purchaser of a Launch Notice, unless such Launch Notice is an At-Risk Launch Notice, and then only in the event that this Agreement remains in effect pursuant to Seller’s determination to not engage in a Seller Launch under Section 2.3.2 or this Agreement is reinstated following a Product withdrawal pursuant to Section 2.3.6.

(c)                                  Purchaser may terminate this Agreement after June 30, 2007, upon 30 days prior written notice to Seller, if Seller shall not have delivered to Purchaser a Launch Notice on or before June 30, 2007, so long as such termination notice is received by Seller on or before July 15, 2007.

2.4.2                     Notwithstanding anything herein to the contrary, Purchaser’s sole remedy, whether in contract, tort or otherwise, for any failure by Seller to use Commercially Reasonable Efforts to obtain ANDA approval of the Product or any market exclusivity with respect thereto and/or any additional regulatory approvals necessary for the manufacture and supply of the Product and/or to obtain a Favorable Resolution shall be the termination of this Agreement as provided in this Section 2.4 and the right to any refund of the milestone payment under Section 3.2.

2.4.3                     This Agreement may be terminated by Seller upon 5 days written notice to Purchaser, if Purchaser shall have not effected Purchaser’s First Commercial Sale within 5 business days following Purchaser’s receipt of Launch Quantities in accordance with Section 2.3.3.

2.5                               Sales to Wholesalers.  Subject to the terms and conditions of this Agreement, Purchaser shall have exclusive rights to sell Product to drug wholesalers or any other Persons for resale and distribution to the customers in the Territory identified in items (a)-(e) of Section 1.46. Seller retains all rights to all other current and future customers and markets for the Product, including the right to sell Product to drug wholesalers or any other Persons so long as Seller does not supply, sell or distribute Product to drug wholesalers or any other Persons for resale to any customer included in items (a)-(e) of Section 1.46. As permitted by Applicable Law, Purchaser and Seller shall cooperate in creating arrangements with their respective drug wholesalers and other customers necessary to implement the foregoing. From time to time upon request, each party shall provide the other with reasonable access to all information in its possession and control (or which is reasonably obtainable) to confirm the ultimate customer of the Products sold by it to drug wholesalers or other Persons. To the extent Seller sells any Products to drug wholesalers or other Persons that are ultimately purchased by any customer included in items (a)-(e) of Section 1.46, Seller shall pay Purchaser its portion of the Gross Profits (i.e., Seller’s Net Sales less the imputed Transfer Price of the Product times Purchaser’s then applicable portion of the Gross Profit Split) attributable to such sales by Seller plus the Overdue Interest Amount on the amount due from the date of the sale to the date of payment. To the extent Purchaser sells any Product to drug wholesalers or other Persons that are ultimately purchased by any customer not included in items (a)-(e) of Section 1.46, then Purchaser shall pay to Seller all of the Gross Profit attributable to such sales by Purchaser plus the Overdue Interest Amount on the amount due from the date of the sale to the date of payment. The above described Gross Profit reimbursement shall be each party’s exclusive remedy for any inadvertent and unintentional breach by the other party of its obligations under this Section 2.5. In addition, without limiting either party’s indemnification obligations under Article 17, if either party intentionally breaches this Section 2.5, the party in breach shall indemnify the other party pursuant to Article 17 for all Damages caused thereby.

2.6                               Information.  Seller shall provide Purchaser with copies of all material study results and other written communications that Seller submits to the FDA in connection with its attempt to obtain approval of the Product’s ANDA or otherwise relating to the Product as soon as reasonably practicable after Seller’s receipt or submission thereof. At Purchaser’s request from time to time during normal business hours and upon reasonable notice, Seller shall also provide Purchaser reasonable access to any other study results and other written communications that Seller submits to the FDA in connection with its attempt to obtain approval of the Product’s ANDA or otherwise relating to the Product in Seller’s possession. In addition, Seller shall provide Purchaser with copies of all material pleadings, motions, briefs and other written communications relating to the Lawsuit as soon as reasonably practicable after Seller’s receipt or submission thereof. At Purchaser’s request from time to time during normal business hours and upon reasonable notice, Seller shall provide Purchaser with reasonable access to any other pleadings, motions, briefs and other written communications relating to the Lawsuit in Seller’s possession. The obligations of Seller provided above shall be subject to Applicable Law (including compliance with any protective order or other court or governmental agency order or requirement), maintaining applicable privileges and the terms of any confidentiality obligations of Seller owned to third parties.

ARTICLE 3

MILESTONES AND PAYMENTS

3.1                               Milestones and Payments. In consideration of Seller’s grant of the exclusive distribution rights hereunder to Purchaser, Purchaser shall pay Seller the following amounts upon completion of the applicable milestone:

Milestone:	Amount of Payment Due:

(a) The Effective Date of this Agreement	$4,500,000

(b) Within 10 days of both (x) either (i) Purchaser’s receipt of a Non-At-Risk Launch Notice under Section 2.3.1 above or (ii) Purchaser’s written notice to Seller that Purchaser will engage in an At-Risk Launch under Section 2.3.2 above and (y) delivery to Purchaser of the Launch Quantities.	$5,500,000

TOTAL:	$10,000,000

3.2                               Payment Terms; Refund.

3.2.1                     Any payments not made within the specified period of time for payment shall incur an interest charge at the rate of the Overdue Interest Amount on such overdue amounts, excluding any amounts that are subject to a bona fide dispute between the parties. All payments shall be made in U.S. dollars through electronic transfer of funds or other wire transfers.

3.2.2                     Except as expressly set forth in this Section 3.2.2, no milestone payment shall be refundable in whole or in part under any circumstance, including a termination of this Agreement pursuant to Seller engaging in a Seller Launch under Section 2.3.2. The $4,500,000 milestone payment paid to Seller under Section 3.1(a) above shall be refunded by Seller to Purchaser in the event this Agreement is terminated pursuant to Section 2.4.1 above; provided, however, in the event that this Agreement is terminated pursuant to Section 2.4.1 at any time after Seller shall have paid Compensatory Payments to Purchaser, the amount of such Compensatory Payments shall be deducted from such refund of the milestone payment and any amount of such Compensatory Payments in excess of the amount of the milestone payment shall be refunded to Seller within 30 days of such termination. All such refunds shall be made by Seller within 30 days after the applicable termination date; provided that, such amount remaining outstanding shall bear simple interest at the rate of the Overdue Interest Amount commencing on the date such amount is due and payable (i.e., 30 days after the applicable termination date) until paid in full; and provided further that, if Seller does not have at the time the available funds to repay Purchaser such amount, such amount shall be repaid no later than one year from the applicable termination date. If payment is not made within 30 days of termination, upon request of Purchaser, Seller shall (as soon as reasonably practicable) provide Purchaser with reasonable security for repayment of any milestone payments not paid when due, including potentially, assignment of product revenues or a lien on other assets.

ARTICLE 4

PRICING

4.1                               Transfer Price.

4.1.1                     The transfer price (“Transfer Price”) payable by Purchaser for Product delivered by Seller shall be a payment equal to the product of (a) the number of units of Product delivered by Seller to Purchaser pursuant to the applicable Purchase Order (including the Initial Purchase Order), multiplied by (b) [***] per unit, regardless of dosage strength (the “Unit Price”). Notwithstanding the foregoing, on and after the [***] of the First Commercial Sale, Seller may increase the Unit Price during each twelve month period (which begins on an anniversary of the First Commercial Sale), effective upon 30 days prior written notice to Purchaser (or upon the later resolution of any disputed price increase, except if such dispute is resolved in Seller’s favor in which case the Unit Price increase shall be effective 30 days from Seller’s original notice thereof to Purchaser), by (i) the actual per unit increase in Seller’s raw materials costs (the “Raw Material Costs”) for the Product (including the costs of plunger rods, needle stick prevention devices, syringes, Packaging and other ingredients and materials used to manufacture and process the Product) over the 12 month period preceding the date of Seller’s notice of such price increase not to exceed (subject to Section 4.1.2) [***] of the amount

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

of Seller’s Raw Material Costs as at the beginning of the 12-month period immediately prior to such price increase and (ii) the actual per unit increase in Seller’s direct labor costs (“Labor Costs”) for the Product over the prior 12 month period preceding the date of Seller’s notice of such price increase not to exceed (subject to Section 4.1.2) [***] of the amount of the Seller’s Labor Costs as at the beginning of the 12-month period immediately prior to such price increase. Seller shall provide Purchaser with reasonable documentation evidencing the applicable increases in Seller’s Raw Material Costs and Labor Costs with Seller’s notice of the price increase. Purchaser may dispute in good faith any increase to the Unit Price pursuant to this Section 4.1.1 by written notice to Seller within 10 days of Purchaser’s receipt of Seller’s notice thereof. If the dispute is not resolved within 30 days of Purchaser’s dispute notice to Seller, then Purchaser may elect to seek resolution of the dispute pursuant to the provisions of Section 4.5 by providing written notice to Seller of such election. If Purchaser does not provide Seller such written notice within 10 days after the aforementioned 30 day period, then the dispute shall be deemed resolved in Seller’s favor.

4.1.2                     At the written request of Seller on and after the [***] of the First Commercial Sale, the parties shall discuss increases in the Unit Price in excess of the respective [***] limitations provided in Section 4.1.1 to the extent such increases are due to increases in Raw Material Costs and/or Labor Costs attributable to changes required by Applicable Law or governmental authority, including FDA, as provided in Section 6.2.1. Any such request for an increase in the Unit Price in excess of the respective [***] limitations provided in Section 4.1.1 shall be reasonably considered in good faith by Purchaser but shall not be implemented without Purchaser’s written consent (which shall not be unreasonably withheld, delayed or conditioned). In the event Seller’s Raw Material Costs and/or Labor Costs increase by [***] or more during any twelve month period as a result of changes required by Applicable Law or governmental authority, including FDA, as provided in Section 6.2.1 (based on reasonable documentation) and Purchaser does not consent to a corresponding increase as requested by Seller in the Unit Price in excess of the respective [***] limitations (as the case may be) provided in Section 4.1.1 within [***] of the date of Seller’s written request for such increase, then Seller shall (by written notice within [***] of the date of Seller’s written request for such increase) have the right to terminate this Agreement upon [***] written notice to Purchaser.

4.2                               Gross Profit Split.

4.2.1                     Purchaser shall pay to Seller, as additional consideration for Seller’s supply of Product hereunder to Purchaser, the following portion of Gross Profit (the “Gross Profit Split”):

(a)                              60% percent of the Gross Profit for so long as there are [***] Competitive Products;

(b)                                 55% percent of the Gross Profit for so long as there is (i) [***] Competitive Product being sold and distributed to Purchaser Customers in the Territory or (ii) [***] Competitive Product being sold and distributed to customers in the Territory other than Purchaser Customers and as a result of the sale and distribution of such Competitive Product, Purchaser’s Net Sales for the last completed calendar quarter are more than [***] less than Purchaser’s Net Sales for the calendar quarter immediately preceding the last completed calendar quarter; and

(c)                                  50% percent of the Gross Profit for so long as there are (i) [***] or more Competitive Products being sold and distributed to Purchaser Customers in the Territory or (ii) [***] or more Competitive Products being sold and distributed to customers in the Territory other than Purchaser Customers and as a result of the sale and distribution of such Competitive Products, Purchaser’s Net Sales for the last completed calendar quarter are more than [***] less than Purchaser’s Net Sales for the calendar quarter immediately preceding the last completed calendar quarter.

4.2.2                     Seller’s Gross Profit Split shall be calculated and paid to Seller quarterly, within 30 days after quarter end. Any adjustment to the Gross Profit Split as required from time to time due to an increase or decrease in the number of Competitive Products or Purchaser’s Net Sales shall be effective upon the day of the calendar month in which the change of number of Competitive Product(s) occurred in the case of Section 4.2.1(b)(i) and (c)(i) above and upon the first day of the immediately succeeding calendar month after the calendar month in which the change in Purchaser’s Net Sales triggered an adjustment to the Gross Profit Split in the case of Section 4.2.1(b)(ii) or (c)(ii) above. Notwithstanding anything herein to the contrary and by way of clarification, any adjustment to the Gross Profit Split resulting from a change in the number of Competitive Products or Net Sales shall change only the Gross Profit Split of Product having the same dosage strength as that of the relevant Competitive Product(s) then being sold and distributed in the Territory. Each party shall provide the other party prompt written notice of any adjustment to the Gross Profit Split which the notifying party believes is warranted as a result of a change in the number of Competitive Products or Purchaser’s Net Sales. With such notice, the notifying party shall provide an explanation to the other party as to the reasons why such adjustment is warranted and shall provide the other party any documentation in notifying party’s possession or control which supports the notifying party’s basis for such adjustment.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

4.3                               Shipping Terms. The prices charged by Seller to Purchaser shall be FCA (Incoterms 2000), Seller’s designated manufacturing facility.

4.4                               Payment Terms.

4.4.1                     The Transfer Price for the Product shall be paid within 30 days of the date of the applicable invoice for such Product.

4.4.2                     The Gross Profit Split shall be paid within 30 days of the end of each calendar quarter, with a report setting forth in reasonable detail the amount of and the basis for such payment, including a calculation of Purchaser’s Net Sales (including itemizing all deductions to gross sales), Gross Profit and the Gross Profit Split (as applicable on a dosage strength basis) for such quarterly period [***].

4.4.3                     Any payments not made within the specified period of time for payment shall incur an interest charge at the rate of the Overdue Interest Amount on such overdue amounts, excluding any amounts that are subject to a bona fide dispute between the parties. In addition, Seller may withhold shipment of Product to Purchaser if Purchaser has failed to make any payment required under this Agreement (except for any amounts that are subject to a bona fide dispute) after the due date for such payment. All payments shall be made in U.S. dollars through electronic transfer of funds or other wire transfers.

4.5                               Audit Rights.  Purchaser with respect to Section 2.2.3 and this Article 4 and Seller with respect to Sections 2.3.4 and 4.1 shall keep complete and accurate books and records for purposes of documenting the amount and calculations of, as applicable, Net Sales [***], Gross Profit, Gross Profit Split, the Compensatory Payments and, to the extent it is a basis for an increase in the Transfer Price pursuant to Section 4.1, increases in Raw Material Costs and Labor Costs. Said books of account shall be kept at Purchaser’s or Seller’s principal place of business, as applicable. Upon reasonable notice, each Purchaser or Seller, as applicable, at its expense, shall have the right to have an independent public accounting firm (reasonably acceptable to the other party) obtain access to the other party’s financial records, during reasonable business hours, solely for the purpose of verifying such party’s payments hereunder; provided, however, that this right may not be exercised more than once in any calendar year (unless a prior audit by the audited party in such calendar year reveals a discrepancy of the greater of 5% of the payment(s) audited or $25,000 in any calendar quarter and then the auditing party may exercise its audit right no more than twice during such calendar year). The accountants engaged by the auditing party shall report to the auditing party only information of the audited party related to the accuracy of the audited party’s calculations then being audited. The findings of the accountants engaged by the auditing party shall be final and binding upon the parties hereto, and the payments attributable to any particular period may only be audited once for such period. Any underpayment or overpayment of the amount due hereunder due to a miscalculation of such amount shall be paid within 30 days after the delivery of a written accountants’ report to each party. In the event any such audit reveals a shortfall greater than 5% of the payment(s) audited or $25,000 in any calendar quarter, then the reasonable costs of the accountants engaged by the auditing party to perform such audit shall be reimbursed by the audited party. Any underpayment or overpayment amount paid pursuant to this Section 4.5 shall accrue interest on such amount from the original due date at the Overdue Interest Amount.

ARTICLE 5

LAUNCH QUANTITIES, FORECASTS, ORDERS

5.1                               Initial Purchase Order; Launch Quantities.  Within 5 days following receipt of a Non-At-Risk Launch Notice by Purchaser or delivery to Seller of Purchaser’s notice that it will engage in an At-Risk Launch, Purchaser shall deliver to Seller an initial binding order (the “Initial Purchase Order”) for the quantity of Product required for Purchaser’s commercial launch of the Product consistent with Purchaser’s then current Forecast; provided that, such quantity shall not exceed (without the prior written consent of Seller, which may be withheld in its sole discretion) [***] units of Product if the First Commercial Sale occurs in calendar year 2005 or [***] of the then existing Maximum Annual Product Units if the First Commercial Sale occurs in any calendar year after 2005 (the “Launch Quantities”). Subject to the terms of this Agreement, Seller shall use Commercially Reasonable Efforts to supply the Product to Purchaser in the Launch Quantities by no later than the delivery dates indicated in the Initial Purchase Order, which delivery dates shall be no sooner than 90 days after the date of the Initial Purchase Order unless Seller consents thereto. Seller shall thereafter use Commercially Reasonable Efforts to supply to Purchaser such additional quantities of the Product as ordered by Purchaser hereunder pursuant to Section 5.3.

5.2                               Forecasts.  Beginning at least 6 months prior to the anticipated date of FDA approval of the Product’s ANDA and at least 90 days prior to each calendar quarter thereafter, Purchaser shall provide to Seller a rolling 12-month forecast (each a “Forecast”) of the quantities of the Product to be purchased by Purchaser on a monthly basis. Without limiting the foregoing, in addition to the

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

above Product quantities, each Forecast delivered by Purchaser prior to its First Commercial Sale shall include the Launch Quantities. Forecasts shall be in good faith and non-binding, provided, however, that (a) on and after Purchaser’s delivery of its Initial Purchase Order to Seller, the first three months of each Forecast shall be binding on Purchaser, and shall constitute Purchaser’s firm order for the quantity of Product set forth in such Forecast; and (b) forecasted quantities of the Product for the fourth, fifth and sixth months forecasted thereunder shall not increase by more than 25% from the quantities forecasted for such months in the preceding Forecast without Seller’s prior written consent (not to be unreasonably withheld or delayed).

5.3                               Orders.  Except for the Initial Purchaser Order, Purchaser shall deliver to Seller purchase orders (“Purchase Orders”) for the Product no later than 90 days before the date that the Products for such Purchase Order are required to be delivered to Purchaser and provided such Purchase Orders are for the binding portion (i.e., the first three months) of the then current Forecast in accordance with Section 5.2, Seller shall accept such Purchase Orders. Subject to Section 5.6, Seller shall use Commercially Reasonable Efforts to satisfy Purchase Orders for amounts in excess of those forecasted for the binding portion of the then current Forecast pursuant to Section 5.2; provided that in no event shall Seller be required to add to its existing manufacturing capacity of its facility(ies) for the Product in order to satisfy Purchaser’s Purchase Orders. Each such Purchase Order shall be firm and shall specify the quantity of the Product ordered, the date on which such Product shall be delivered and the delivery address. Product shall be ordered by Purchaser in no less than full batch increments.

5.4                               Shipping Reports.  On or promptly after the date of each shipment of Product, Seller shall submit to Purchaser, via facsimile, a packing slip containing the ship date, trailer number, contents and quantities of each shipment and invoice for the Transfer Price.

5.5                              Standard Forms; Conflicts.  In ordering and delivering the Product pursuant hereto, Seller and Purchaser may use their standard forms (including Purchase Orders, invoices, sales acknowledgments, etc.), but nothing in those forms shall be construed to modify, amend or supplement the terms of this Agreement and, in case of any conflict herewith, the terms of this Agreement shall control, and any additional or modified terms contained in any such Purchase Order or other form shall be null and void and shall not be binding upon the receiving party.

5.6                               Capacity Allocation.

5.6.1                     Notwithstanding anything herein to the contrary or anything to the contrary in any Purchase Order or Forecast, Seller shall not be obligated to supply Purchaser (regardless of amounts ordered by Purchaser), more than the then applicable Maximum Annual Product Units during a twelve month period. Without limiting the foregoing, any Purchase Order or Forecast submitted by Purchaser hereunder for more than the then applicable Maximum Annual Product Units shall, to the extent of the excess, be deemed rejected by Seller, unless expressly accepted by Seller in writing. As used herein, the term “Maximum Annual Product Units” shall mean for the period ending twelve full calendar months from the First Commercial Sale and for each twelve month period thereafter, [***] of the total units of branded and generic Lovenox® product (including the brand name product, the Product, any Authorized Generic Product and any Competitive Product) sold for distribution into the Territory for the immediately preceding calendar year as reported by IMS Health (or such other nationally recognized data compilation source as mutually agreed); provided that, if the First Commercial Sale occurs during calendar year 2005, then the Maximum Annual Product Units for the period ending twelve full calendar months from the First Commercial Sale shall be deemed to be [***] units of Product. For each twelve month period beginning after the First Commercial Sale (other than as provided above if the First Commercial Sale occurs in calendar year 2005), the Maximum Annual Product Units shall be established as soon as data from IMS Health (or such other nationally recognized source as mutually agreed) for the immediately preceding calendar year becomes available to the parties and once the Maximum Annual Product Units for the then current twelve month period is established, it shall be effective retroactively to the beginning of and shall be fixed through such twelve month period. Without limiting the foregoing, but by way of example: If the First Commercial Sale occurs on September 1, 2005, then the Maximum Annual Product Units for the twelve month period ending with August 31, 2006 would be [***] units of Product. As a result, Purchaser would have no right to order or purchase, and Seller would have no obligation to supply, more than [***] units of Product during the twelve month period ending August 31, 2006. Assuming that [***] total units of branded and generic Lovenox® product were sold for distribution into the Territory for the 2005 calendar year as reported by IMS Health, then the newly established Maximum Annual Product Units for the twelve month period ending August 31, 2007 would be [***] units of Product (i.e., [***] units). As a result, Purchaser would have no right to order or purchase, and Seller would have no obligation to supply, more than [***] units of Product during the twelve month period ending August 31, 2007. The foregoing process would be repeated once each twelve month period thereafter to establish the Maximum Annual Product Units for the then current twelve month period. At Purchaser’s request from time to time, the parties shall discuss increasing the then existing Maximum Annual

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Product Units based on then existing market conditions, Seller’s manufacturing capacity and other relevant factors. Seller shall reasonably consider Purchaser’s request and its reasons for an increase in the then existing Maximum Annual Product Units; provided that, Seller shall have no obligation to agree to (and may reject in Seller’s sole discretion and without liability) any increase requested by Purchaser in the then existing Maximum Annual Product Units.

5.6.2                     In the event that Seller’s inability (including any inability as a result of a Force Majeure Event) to satisfy any Purchase Order accepted pursuant to Section 5.3, in whole or in part, is due to a shortage of production capacity or raw materials, then, subject to the terms and conditions of this Agreement, including Section 5.6.1 above, Seller shall give priority to Purchaser’s Purchase Orders, and satisfy deliveries of amounts ordered consistent with Section 5.3 prior to fulfilling order for Product of any other Person, for up to (i) [***] units of Product to be delivered to Purchaser pursuant to its Purchase Orders for the period ending six full calendar months after the First Commercial Sale and (ii) [***] units of Product to be delivered to Purchaser pursuant to its Purchase Orders during each six month period thereafter and for any Product to be delivered to Purchaser pursuant to its Purchase Orders during such six month period in excess of the foregoing [***] unit amount, [***] of Seller’s units of its finished inventory of Product produced during the applicable period in excess of [***] units shall be allocated to fulfill any such remaining outstanding Purchase Orders.

ARTICLE 6

SPECIFICATIONS

6.1                               Specifications.  The Specifications for the Product will be as described in the ANDA that is approved by FDA for the Product. The Specifications for the Product shall not be changed except as expressly permitted under this Agreement.

6.2                               Change Management.

6.2.1                     Required Changes.  With respect to any changes to the Specifications or to any process involved in the manufacture, Packaging, Labeling, storage, transportation, delivery or testing of the Product that are required by Applicable Laws or by mandate of an applicable government authority (including the FDA), the parties shall reasonably cooperate in making such changes promptly, and Seller shall, subject to Section 4.1 and unless otherwise mutually agreed to in writing by the parties, bear the costs of implementing such changes, including the cost of scrapping materials (including raw materials, in-process materials, inventory and packaging material) associated with such changes.

6.2.2                     Discretionary Changes. With respect to changes to the Specifications or to any process involved in the manufacture, Packaging, Labeling, storage, transportation, delivery or testing of the Product that are not required by Applicable Laws or by mandate of an applicable government authority (including the FDA), the parties shall cooperate in good faith to reach a mutually agreeable solution with regard to such changes, but Seller shall not be obligated to make any such changes requested by Purchaser except as expressly provided in Section 6.2.3. Seller reserves the right to make such changes unilaterally; provided, however, that Seller will consult with Purchaser prior to making such changes; and provided further that, Seller shall obtain Purchaser’s prior written consent (which will not be unreasonably withheld or delayed) for any changes that would materially affect storage or transportation of the Product after delivery to Purchaser. The cost of making a discretionary change shall be borne solely by the party initiating the change or as otherwise mutually agreed to in writing by the parties. In the event any such changes initiated by Purchaser increase Seller’s costs of manufacturing and supplying the Product to Purchaser, at Seller’s request, the parties shall discuss and agree in good faith to an equitable adjustment of the Unit Price to account for such increase in costs.

6.2.3                     Product Labeling.  The Products supplied to Purchaser will include Purchaser’s NDC number and be packaged in labeling and artwork approved by Purchaser to indicate Purchaser as a distributor of the Product. In order for Purchaser to include in the Product Label Purchaser Trademarks or similar changes indicating Purchaser as a distributor of the Product; (a) upon Purchaser’s request, Seller shall provide Purchaser with the Label artwork and text in electronic format, (b) Purchaser may update such artwork and text to include Purchaser Trademarks and such other similar changes as desired by Purchaser to indicate Purchaser as a distributor of the Product, and (c) Purchaser’s costs in connection with the foregoing shall be at its sole expense. Thereafter, Seller shall make all necessary arrangements, at its expense (except as provided in Section 6.2.1 above), to have changed Labels or Labeling printed and shall provide printer’s proofs to Purchaser for Purchaser’s review. Purchaser shall, within two (2) weeks of receipt of said printer’s proofs, provide written notice to Seller of Purchaser’s approval of such proofs in the form submitted by Seller (which approval shall not be unreasonably conditioned, withheld or delayed) or with such corrections thereto (in Purchaser’s reasonable judgment) as included in Purchaser’s notice. Thereafter, Seller shall incorporate in such Labels and Labeling Purchaser’s requested corrections thereto, if any, and shall supply Purchaser with examples of such Product Labels and Labeling for Purchaser’s regulatory filings; provided, however, that, if Seller shall not agree with Purchaser’s requested corrections, Purchaser and Seller shall consult in good faith to reach a resolution mutually agreeable to Purchaser and Seller.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

6.3                               Trademarks.  All trademarks, tradenames and packaging graphics used by Purchaser in connection with its sale and distribution of the Product to Purchaser Customers in the Territory (collectively, the “Purchaser Trademarks”) shall be chosen by Purchaser in its sole discretion, subject to the terms and conditions of this Agreement. Purchaser shall be responsible for any and all liabilities which may arise from Purchaser’s use of the Purchaser Trademarks (including any allegations of intellectual property infringement related thereto and any liabilities related to prescription errors related to such trademark usage). Unless consented to in writing by Seller, Purchaser shall not use any trademark, tradename, company name, or copyright of Seller in connection with the distribution, marketing or sale of the Product.

6.4                               Certificate of Analysis.  Each shipment of the Product to Purchaser shall be accompanied by a certificate of analysis prepared by an authorized representative of Seller certifying that the Product in the shipment has been tested in accordance with the ANDA for such Product, meets the Specifications and was manufactured in material compliance with cGMP (for the avoidance of doubt any non-compliance that would affect Purchaser’s sale or distribution of the Product hereunder shall be considered material). Seller shall deliver such certificate of analysis by facsimile or overnight delivery to Purchaser’s distribution facility as designated by Purchaser.

6.5                               Expiry Dating.  Except as otherwise agreed to in writing by Purchaser, all Product shipped to Purchaser, on the date of shipment by Seller, shall have a shelf-life of at least the approved dating of the Product (per the Product’s ANDA) [***].

6.6                               Stability Testing. Seller shall maintain a stability testing program for the Product and provide Purchaser with an annual product review thereon. At least one batch per year of Product shall be included in the stability program.

6.7                               Annual Report. At Seller’s written request, Purchaser will supply distribution information and other information reasonably requested by Seller, for the purposes of inclusion into Seller’s Annual Report to FDA.

ARTICLE 7

TERM

7.1                               Term. Subject to Article 8, the term of this Agreement shall commence on the Effective Date and remain in effect for a period of 7 years from the date of Purchaser’s First Commercial Sale. Notwithstanding the foregoing, Purchaser shall have the option to renew this Agreement for an additional term of 3 years from the date of the expiration of the initial term by providing Seller Purchaser’s irrevocable written notice thereof 12 months prior to the end of the initial term.

ARTICLE 8

TERMINATION

8.1                               Breach. This Agreement may be terminated, prior to the expiration of its term, by either party by giving written notice of its intent to terminate and stating the grounds therefor if the other party shall have materially breached or materially failed in the observance or performance of any representation, warranty, guarantee, covenant or obligation under this Agreement. The party receiving the default notice shall have 30 days from the date of receipt thereof to cure the breach or failure, except in the case of a breach of an obligation to pay money, in which case such cure period shall be 10 days; provided, however, that nonpayment in connection with a good faith dispute of the amount in dispute shall not be considered a breach hereof so long as once such dispute is resolved, payment of any amounts owing is made within 5 days of such resolution. If a breach (other than a breach of an obligation to pay money) is not curable within such 30 day period, then the non-performing party shall have an additional 30 days within which to cure such breach so long as the non-performing party is diligently working towards a remedy for such breach. In the event such breach or failure is cured in accordance with the provisions of this Section 8.1, the default notice shall become of no effect. In the event such breach or failure is not cured in accordance with the provisions of this Section 8.1, then this Agreement shall terminate immediately upon written notice to the defaulting party.

8.2                               Insolvency, Etc. This Agreement may be terminated, prior to the expiration of its term, immediately upon written notice by either party: (a) in the event that the other party hereto shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code, as now or hereafter in effect (the “Bankruptcy Code”), (iv) file a petition seeking to take advantage of any law relating to bankruptcy,

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or (b) if a proceeding or case shall be commenced against the other party hereto in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the party or of all or any substantial part of its assets, or (iii) similar relief under any law relating to bankruptcy, insolvency, reorganization winding-up or composition or readjustment of debts, or an order, judgment or decree approving any of the foregoing shall be entered and continue unstayed for a period of 60 days; or an order for relief against the other party hereto shall be entered in an involuntary case under the Bankruptcy Code.

8.3                               Termination Relating to Commercial Launch; Force Majeure, No Increase in Unit Price.

8.3.1                     This Agreement shall terminate in accordance with Section 2.3.2.

8.3.2                     Purchaser or Seller, as the case may be, may terminate this Agreement as provided for under Section 2.4.

8.3.3                     Purchaser or Seller, as the case may be, may terminate this Agreement as provided for under Article 12.

8.3.4                     Seller may terminate this Agreement as provided in Section 4.1.2.

8.4                               Termination Due to Changed Circumstances. On and after Purchaser’s First Commercial Sale, Purchaser or Seller may terminate this Agreement upon 90 days prior written notice to the other party if Purchaser purchases less than the Minimum Annual Product Units during any rolling twelve month period beginning after the First Commercial Sale so long as such termination notice is provided to the non-terminating party within 90 days of the end of the twelve month period to which the termination is based. Notwithstanding the foregoing (unless Purchaser has not ordered at least the Minimum Annual Product Units), Seller’s right to terminate this Agreement pursuant to this Section 8.4 is conditioned upon Seller fulfilling all of Purchaser’s Purchase Orders for Product on a timely basis during the twelve month period upon which Seller’s exercise of its termination rights under this Section 8.4 is based. As used herein, the term “Minimum Annual Product Units” shall mean [***] units of Product during any twelve month period beginning after the First Commercial Sale there are no Authorized Generic Product or Competitive Product being sold and distributed in the Territory and [***] units of Product during any twelve month period beginning after the First Commercial Sale in which there are one or more Authorized Generic Products or Competitive Products being sold and distributed in the Territory (which adjustment shall be effective upon the date of market entry of such Authorized Generic Product or Competitive Product); provided that, in the event of any adjustment to Minimum Annual Product Units during any rolling twelve month period, the Minimum Annual Product Units existing immediately prior to and after such adjustment shall be prorated as of the effective date of such adjustment for the purpose of calculating the Minimum Annual Product Units for such twelve month period.

8.5                               Termination Due to Third Party Infringement Claim. On and after Purchaser’s First Commercial Sale, Purchaser may terminate this Agreement upon 30 days prior written notice to Seller in the event a Third Party Infringement Claim (other than with respect to the use of Purchaser Trademark) is made against Purchaser or its Affiliates so long as such termination notice is provided to Seller within 15 days of Purchaser receiving written notice of such Third Party Infringement Claim.

8.6                               Supply Obligations Upon Termination. Upon expiration of this Agreement or any termination of this Agreement after Purchaser’s First Commercial Sale, Seller shall supply and ship, and Purchaser shall purchase from Seller in accordance with the terms and conditions of this Agreement and shall be entitled to distribute to Purchaser Customers in the Territory, any and all amounts of Products ordered by Purchaser pursuant to Section 5.3 hereof prior to the effective date of such expiration or termination.

8.7                               Effect of Termination. Expiration or termination of this Agreement for any reason shall not release either party hereto from any liability that at such time had already accrued, or that thereafter accrues from a breach or default, prior to the effective date of such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of either party hereto which is expressly stated elsewhere in this Agreement to survive such expiration or termination. In addition, termination or expiration of this Agreement shall in no event release Purchaser from its payment obligations under Article 4, including Purchaser’s obligation to pay Seller the Gross Profit Split with respect to sales of Product whether or not such Product is sold before or after the date of such termination or expiration. Except as expressly provided in Section 3.2.2, no payments to Seller made pursuant to Article 3 shall be refundable in whole or in part, whether upon termination or expiration of this Agreement or otherwise. Except as otherwise provided

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

herein, either party may pursue any remedy available in law or in equity with respect to any breach of this Agreement. Sections 2.2.3, 2.3.4 (but only in the event of a termination pursuant to Section 2.3.2), 2.3.5 (but only in the event of a termination pursuant to Section 2.3.2), 2.3.6, 3.2.2, 4.5, 6.7, 8.6, 8.7, Article 13, Article 14, Article 16, Article 17 and, as applicable, Article 11 and Article 18 hereof shall survive the expiration or termination of this Agreement in accordance with the respective terms thereof.

ARTICLE 9

WAREHOUSING; SHIPMENT

9.1                               Delivery. Seller shall not be responsible for warehousing finished goods for Purchaser. Purchaser is responsible for any delivery charges FCA (Incoterms 2000), Seller’s designated manufacturing site. All shipments shall be accompanied by a packing slip that describes the articles, states the Purchase Order number and shows the shipment’s destination. Seller shall use Commercially Reasonable Efforts to deliver Product in accordance with the delivery schedule set forth in the Initial Purchase Order or the Purchase Orders provided in compliance with Section 5.3 hereof.

9.2                               Shipment. The risk of loss with respect to Product shall be in accordance with FCA (Incoterms 2000), Seller’s designated manufacturing site. Purchaser shall notify Seller within 24 hours of discovery of any lost or stolen goods to facilitate Seller’s notification of the FDA.

ARTICLE 10

DEFECTIVE PRODUCT/INSPECTIONS/TESTING

10.1                        Disposition of Defective Product. Purchaser shall use Commercially Reasonable Efforts, within 20 days after receipt of any shipment of Product, to notify Seller in writing of the existence and nature of any non-compliance with the Product Warranty observable from a visual inspection. If such notice is not provided within such 20 day period, then all such Product shall be deemed to be accepted by Purchaser; provided, however, that, any such acceptance or deemed acceptance shall not adversely affect any applicable Product Warranty or rights to indemnification. If Purchaser notifies Seller of defective Product, then Seller shall have a reasonable opportunity to inspect such defective Product and provide Purchaser with detailed written instructions to return or dispose of such defective Product at Seller’s expense. Whether or not Seller agrees with Purchaser’s basis of rejection, Seller shall, at Purchaser’s request, use Commercially Reasonable Efforts to promptly replace the rejected Product. Purchaser shall pay the Transfer Price, and, to the extent Purchaser’s Net Sales derive from the sale of such Product, the applicable Gross Profit Split, for any Product shipped by Seller that replaces Product rejected by Purchaser hereunder. In accordance with Section 10.2 below, Purchaser shall not be obligated to pay for any properly rejected Product and any such payment shall be promptly returned to Purchaser if Seller agrees with Purchaser’s notice of non-compliance with respect to such rejected Product or such rejected Product is deemed by the independent third-party laboratory to be not in compliance with the Product Warranty. Purchaser shall not destroy, return or otherwise dispose of the rejected Product until written notification is received from Seller.

10.2                        Independent Testing. If Seller disagrees with Purchaser’s notice of non-compliance as to Product testing Specifications of the Product to the Product Warranty, the Product shall be submitted to an independent third-party laboratory, mutually and reasonably acceptable to both parties, for analytical testing to determine the extent of the Product’s compliance or non-compliance to the Product Warranty. All costs associated with such third-party laboratory testing shall be at Purchaser’s expense, and Purchaser shall be required to pay the Transfer Price and, in the event Purchaser’s Net Sales derive from the sale of such Product, the applicable Gross Profit Split, for all rejected Product (irrespective of whether Seller has replaced such Product), unless Seller agrees with Purchaser’s notice of non-compliance or the tested Product is deemed by such third-party laboratory to be not in compliance with the Product Warranty, in which case all such costs associated with such third-party laboratory testing, including reimbursement of freight and disposition costs, shall be promptly reimbursed by Seller to Purchaser and Purchaser shall not be obligated to pay for such rejected Product and any such payment shall be promptly returned to Purchaser.

10.3                        Short-Shipment. Purchaser shall notify Seller within 30 days of receipt of any short-shipment claim with respect to the Product and Seller shall use Commercially Reasonable Efforts to promptly address such claim to Purchaser’s reasonable satisfaction.

ARTICLE 11

REGULATORY MATTERS

11.1                        Adverse Event Reporting; Product Complaints. Purchaser shall have the responsibility in the Territory for complying with all regulatory filings, reporting requirements and other matters which relate solely to Purchaser acting as a distributor of the Product to Purchaser Customers in the Territory and Seller shall cooperate with Purchaser as reasonably necessary to accomplish the foregoing. All other regulatory reporting matters (including investigating, evaluating and reporting Adverse Events and other Product complaints) shall be Seller’s responsibility. In this regard, Seller shall be responsible for all reporting to regulatory authorities of all Adverse Events associated with the use of Product. Purchaser shall notify Seller of any report of an Adverse Event concerning the Product within five (5) calendar days of receipt of the report and provide Seller with information as required by Applicable Laws or as reasonably requested by Seller. Purchaser shall cooperate with Seller as necessary to report such Adverse Event when so required under Applicable Laws. Purchaser shall also notify Seller within 10 days of any complaints related to the Product of which it becomes aware regarding problems with the Product other than those associated with Adverse Events, and Seller shall meet and confer periodically with Purchaser with respect to Seller’s responses to such complaints and whether any remedial actions by Purchaser are indicated as necessary or appropriate by the pattern of complaints, which actions shall be at the expense of the party to the extent its improper acts or omissions caused such complaints.

11.2                        FDA Communications. Purchaser and Seller agree to promptly notify the other party in the event they receive any communication or notice from the FDA with respect to the Product or an inspection of the facility where the Product is manufactured, Packaged or stored, and each party shall promptly provide a copy of such communications to the extent applicable to the Product to the other. The parties shall cooperate in good faith in responding to any such FDA inquiry or in making any report to the FDA with respect to the Product, but in all cases Seller shall have final authority for regulatory decisions concerning the Product and responsibility for all communications with the FDA.

11.3                        Recalls.

11.3.1              In the event of any recall or seizure of any Product, other than a Purchaser Recall (as defined below) Seller shall, at the written election of Purchaser and at Seller’s sole cost, either:

(a)                                 undertake Commercially Reasonable Efforts to replace the amount of Product recalled or seized; or

(b)                                 give credit to Purchaser against outstanding receivables due from Purchaser in an amount equal to the amount paid by Purchaser for the Product (including any Gross Profit Split paid to Seller on such Product) so recalled or seized or otherwise owing by Purchaser hereunder;

plus reimburse (or, at the written election of Purchaser, credit) Purchaser for the aggregate and reasonable transportation costs, taxes, freight insurance, handling and reasonable and verifiable out-of-pocket costs incurred by Purchaser in respect of such recalled or seized Product.

11.3.2              In the event of any recall or seizure of any Product occurring primarily as a result of any breach of this Agreement by, or negligent acts of omissions or intentional misconduct of, Purchaser or its Affiliates (a “Purchaser Recall”), (i) if such Purchaser Recall is classified by FDA as a Class I recall, Seller shall be responsible (as between Purchaser and Seller) for such recalled or seized Product and shall bear all costs of such recall or seizure, (ii) if such Purchaser Recall is classified by FDA as a Class II recall, Seller shall be responsible (as between Purchaser and Seller) for such recalled or seized Product and the parties shall share equally all costs of such recall or seizure and (iii) if such Purchaser Recall is classified by FDA as a Class III recall, Purchaser shall be responsible (as between Purchaser and Seller) for such recalled or seized Product and shall bear all costs of such recall or seizure, including reimbursement of Seller of any reasonable and verifiable out-of-pocket costs incurred by Seller related to the recall or seizure of such Product. Purchaser’s costs with respect to any Purchaser Recall as set forth above shall not be deducted in connection with the calculation of Purchaser’s Net Sales or Gross Profit hereunder.

11.3.3              For purposes of this Section 11.3, “recall” shall mean (i) any action by Seller, Purchaser, any Affiliate of either to recover title to or possession of any Product sold or shipped and/or (ii) any decision by Purchaser not to sell or ship Product to third parties which would have been subject to recall or seizure if it had been sold or shipped, in each case taken in the good faith belief that such action was appropriate or required under the circumstances. For purposes of this Section 11.3, “seizure” shall mean any action by any government agency to detain or destroy any Product. Notwithstanding anything to the contrary in this Section 11.3, Seller shall have final authority with respect to any recall of the Product and neither Purchaser nor its Affiliates shall initiate any recall of the Product without Seller’s prior written approval (such approval not to be unreasonably conditioned, withheld or delayed).

11.3.4              Seller and Purchaser shall keep the other fully informed of any notification or other information, whether received directly or indirectly, that might affect the marketability, safety or effectiveness of the Product, or which might result in liability issues or otherwise necessitate action on the part of either party, or which might result in recall or seizure of any Product. Purchaser shall maintain records of all sales of Product and customers reasonably sufficient to adequately administer a recall or seizure for the longer of three years after termination or expiration of this Agreement or the period required by Applicable Law. Seller will be responsible for assuring that such recall is closed-out with the FDA, unless the FDA shall otherwise require.

11.4                        Inspections.

11.4.1              Seller shall use Commercially Reasonable Efforts to maintain and operate the manufacturing facility designated in the ANDA, and to implement such quality control procedures, so as to cause Seller to be able to perform its obligations hereunder. Upon Purchaser’s written request and at its expense, Seller shall permit quality assurance representatives of Purchaser (reasonably acceptable to Seller) to inspect such manufacturing facility, at all times accompanied by a representative of Seller, upon reasonable notice, during normal business hours and on a confidential basis. Such inspection shall be limited to an assessment of such facility’s compliance with cGMP and other quality assurance standards as such relate to the manufacture of the Product. Seller shall also permit Purchaser reasonable periodic visits to discuss and review manufacturing and supply issues with management of Seller.

11.4.2              In the event Seller’s manufacturing, Packaging, testing or storage facility producing the Product hereunder is inspected by representatives of any federal, state, or local agency in connection with Seller’s manufacture, Packaging, testing or storage of Product, then Seller shall notify the Purchaser promptly upon learning of such inspection, and shall, within 10 days of such notice, supply Purchaser with copies of any correspondence or portions of correspondence which relate to the Product in Seller’s possession. If Seller is informed that a representative of any federal, state, or local agency will be conducting an audit of Seller’s manufacturing facility and such audit specifically relates to the Product, then Seller will, to the extent reasonably practicable, provide advance notice to Purchaser to permit Purchaser to observe and attend such audit. In the event Seller receives any regulatory letter or comments from any federal, state, or local agency in connection with its manufacture, Packaging, testing or storage of the Product requiring a response or action by Seller, including receipt of a Form 483 (Inspectional Observations) or a “Warning Letter,” Seller shall promptly following Seller’s receipt thereof, provide Purchaser with a copy of such communication which relate to the Product. At Seller’s request, Purchaser will provide Seller with any and all data or information reasonably required to prepare a response to such communication. Seller shall consult Purchaser with respect to any response relating to the Product; provided, however, that, as between Seller and Purchaser, Seller shall make the final determination as to any such response submitted to the regulatory authorities. Seller shall promptly provide Purchaser with a copy of any final response which relate to the Product after its submission to the regulatory authority.

11.4.3              Purchaser shall use Commercially Reasonable Efforts to maintain and operate any facility of Purchaser at which the Product is stored or distributed in compliance with cGMP and other quality assurance standards as such relate to the Product. Upon Seller’s written request and at its expense, Purchaser shall permit quality assurance representatives of Seller (reasonably acceptable to Purchaser) to inspect any facility of Purchaser at which the Product is stored or distributed. Such inspection shall be limited to an assessment of such facility’s compliance with cGMP and other quality assurance standards as such relate to the Product. In the event Purchaser is inspected or receives a regulatory letter or comments from any federal agency in connection with its sale or distribution of the Product, Purchaser shall notify Seller promptly upon learning of such inspection and/or provide Seller copies of such correspondence upon receiving such documentation. Seller shall have the right to, and at Purchaser’s written request shall, participate in that portion of such inspection relating to the Product. Regardless of whether Seller does participate as described above, Seller and Purchaser shall consult with respect to the response relating to the Product. Seller will provide Purchaser at Purchaser’s request with all data or information reasonably required to prepare a response relating to the Product, and Purchaser will promptly provide Seller with a copy of any final response submitted to the regulatory authority.

11.4.4              Seller will notify Purchaser within one day of any finished Product lot that results in a positive sterility test out of specification (OOS) condition, whether or not that lot was released or distributed, whether or not the positive sterility result was subsequently investigated and attributed to an assignable cause. In addition, Seller will notify Purchaser within one day of any stability test for the Product that results in an OOS condition relating to the Product Specifications, whether or not the OOS condition was subsequently investigated and attributed to an assignable cause. To the extent it is not reasonably practicable for Seller to provide notice within the one day period required by this Section, Seller will not be deemed to be in breach of this Agreement if it provides the required notice as soon as it is reasonably practicable. Seller will also provide quarterly reports to Purchaser of the number of lots of Product made and the number of lot failures during the preceding quarter and shall reasonably respond to any information requests relating thereto.

11.5                        Sales and Marketing Activities. Purchaser shall be responsible for establishing a formal written program in compliance with the California Comprehensive Compliance Program pursuant to California Health and Safety Code Sections 119400 et. seq., on or before July 1, 2005, for all applicable activities of Purchaser and its Affiliates related to the Product which are subject to this code section. Upon request of Seller, Purchaser shall provide Seller with reasonable evidence of its compliance with this Section 11.5.

11.6                        Cooperation. Seller shall provide reasonable assistance to Purchaser in its preparation and filing with appropriate regulatory agencies (both federal and state agencies related to reimbursement and health care insurance) of filings required for the marketing, and distribution of the Product to Purchaser Customers in the Territory by Purchaser. Seller and Purchaser shall cooperate in good faith to develop such necessary regulatory strategies which may be required for purposes of this Agreement, and to allow the Product to be listed on applicable formularies and other drug listings as reasonably requested by Purchaser, and making any applicable filings or registrations to allow the Product to be included on such formularies or listings, including Medicare and Medicaid.

ARTICLE 12

FORCE MAJEURE

12.1                        Force Majeure. If either party is prevented from performing any of its obligations hereunder (except for any monetary payments due hereunder) due directly or indirectly to fire; flood; accident; explosion; equipment or machinery breakdown; sabotage; strike; or any labor disturbance; civil commotions; riots’ invasions; wars (present or future); acts, restraints, requisitions, regulations, or directions or orders of any governmental entity; compliance with any request of any governmental entity; compliance with any request for material represented to be for purposes of (directly or indirectly) producing articles for national defense or national defense facilities; shortage of labor, fuel, power or raw materials; inability to obtain raw materials or supplies; failures of normal sources of supplies; inability to obtain or delays of transportation facilities; any act of God; any act of the other party or other causes (whether similar or dissimilar to the foregoing); in each case so long as such cause is beyond the reasonable control of such party (a “Force Majeure Event”), such non-performing party shall not be liable for breach of this Agreement with respect to such non-performance if and to the extent any such non-performance is due to a Force Majeure Event. Such non-performance will be excused for as long as such event shall be continuing; provided that, the non-performing party gives immediate written notice to the other party of the Force Majeure Event. Such non-performing party shall exercise all reasonable efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable. In the event that, as a result of such Force Majeure Event, a party does not perform all of its obligations hereunder for any period aggregating 120 days within any 360-day period, the other party may terminate this Agreement on 30 days prior written notice to the non-performing party.

ARTICLE 13

INSURANCE

13.1                        Insurance. Each party agrees to procure and maintain in full force and effect during the term of this Agreement and continuing for a period of not less than 36 months following the termination or expiration hereof, at its sole cost and expense, product liability insurance in amounts of not less than $2,000,000 per incident and $5,000,000 annual aggregate (provided that within 60 days after Purchaser’s payment of the amount to Seller under Section 3.1(b), the annual aggregate shall be increased to $10,000,000) which insurance shall be written on a “claims made” basis policy form with a reputable insurance carrier and name the other party as an additional insured. Each party shall, on request, provide to the other party a copy of a certificate of coverage or other written evidence reasonably satisfactory to such requesting party of such insurance coverage. Either party may substitute a program of self-insurance for all or part of the third party insurance required hereunder if reasonably satisfactory to the other party.

ARTICLE 14

CONFIDENTIALITY

14.1                        Confidentiality. As used herein, “Confidential Information” shall include all confidential or proprietary information given to one party by the other party, or otherwise acquired by such party in its performance of this Agreement, relating to such other party or any of its Affiliates, including information regarding any of the products of such other party or any of its Affiliates, information regarding its advertising, distribution, marketing or strategic plans or information regarding its costs, productivity or technological advances, specifications, data, know-how, formulations, product concepts, sample materials, manufacturing processes and other manufacturing information, business and technical information, pricing and other deal terms, whether in written form or disclosed orally, visually and/or in another tangible form. Neither party shall use, exploit or disclose to third parties any Confidential Information of the other and each party shall insure that its and its Affiliates’ employees, officers, representatives and agents shall not use or disclose to third parties any Confidential Information and upon the termination of this Agreement shall return to the other or destroy all Confidential Information in written form. Confidential Information shall not include information that (i) was lawfully already known to receiving party at the time of its receipt thereof, (ii) is disclosed to receiving party after its receipt thereof by a third party who has a right to make such disclosure without violating any obligation of confidentiality, (iii) is or becomes generally available to the public through no fault of receiving party or (iv) is independently developed by the receiving party as demonstrated by such party pursuant to contemporaneous written records. The obligations of confidentiality set out above shall survive termination or expiration of this Agreement for a period of 10 years. Notwithstanding the foregoing, in the event that a party is required under Applicable Law, the rules or regulations of any stock exchange or listing body upon which the stock of a party or a party’s parent corporation may then be traded, or by governmental agency or court of competent jurisdiction to disclose the Confidential Information of the other party, such party shall promptly notify the other party in writing of all details of the required disclosure and permit the other party a reasonable opportunity to intervene to oppose, limit or condition such disclosure prior to making such disclosure, and such party shall make any such disclosure ultimately required in the most restrictive fashion, in its reasonable judgment, consistent with the applicable requirement requiring such disclosure.

ARTICLE 15

PUBLIC ANNOUNCEMENTS; ETC.

15.1                        Public Announcements. No public announcement, news release, statement, publication, or presentation relating to the existence of this Agreement, the subject matter hereof, or either party’s performance hereunder will be made without the other party’s prior written approval, which approval shall not be unreasonably conditioned, withheld or delayed. Notwithstanding the foregoing, and subject to the provisions of Article 14 with respect to Confidential Information, either party may make any public disclosure relating to the existence of this Agreement, the subject matter hereof and its terms, or either party’s performance hereunder that is deemed necessary, in the reasonable judgment of a party, to comply with Applicable Laws or with the rules or regulations of any stock exchange or listing body upon which the securities of a party or a party’s parent corporation may then or are intended to be traded or of any governmental agency (e.g., the Securities and Exchange Commission) which regulates such securities (including the filing of a copy of this Agreement with such governmental agency); provided that, the party making such disclosure shall provide the non-disclosing party with a copy of the intended disclosure reasonably, and to the extent practicable, prior to public dissemination.

15.2                        No Use of Other Party’s Name. Neither party shall use the name of the other party or any of its Affiliates for advertising, promotional or other purposes without the prior written consent of the other party.

ARTICLE 16

REPRESENTATIONS AND WARRANTIES

16.1                        Product Warranty.

16.1.1              Seller represents and warrants to Purchaser that all Product supplied in connection with this Agreement shall: (i) be manufactured, packaged, tested, stored and handled in compliance in all material respects with cGMP and all other Applicable Laws (for the avoidance of doubt any non-compliance that would affect Purchaser’s sale or distribution of the Product hereunder shall be considered material); and (ii) meet the Specifications and the Product’s ANDA and not be adulterated or misbranded within the meaning of the Act (each of clauses (i) and (ii) being referred to collectively herein as the “Product Warranty”). The foregoing Product Warranty shall not apply to the extent that the failure of any such Product to meet the requirements of this Section 16.1.1 is caused by the negligent acts or omissions or intentional misconduct of Purchaser, its Affiliates, wholesalers or other customers (including modification or misuse or improper storage or transportation of the Product after shipment to Purchaser, whether by Purchaser, its Affiliates or any other Person).

16.1.2              EXCEPT AS EXPRESSLY PROVIDED IN SECTION 16.1.1 ABOVE, SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PRODUCT OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE PRODUCT IS FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR THE LIKE.

16.2                        Warranties with Regard to Status.

16.2.1              Purchaser hereby represents and warrants to Seller that neither it nor any of its Affiliates is prohibited under any Applicable Laws from selling and distributing the Product (assuming that the ANDA for the Product is approved by FDA) within the Territory and that neither Purchaser nor any of its Affiliates is a person that is listed by a United States federal agency as debarred, suspended, proposed for debarment or otherwise ineligible for federal programs in the Territory.

16.2.2              Seller hereby represents and warrants to Purchaser that neither it nor any of its Affiliates is prohibited under any Applicable Laws from manufacturing, selling and distributing the Product (assuming that the ANDA for the Product is approved by FDA) within the Territory and that neither Seller nor any of its Affiliates is a person that is listed by a United States federal agency as debarred, suspended, proposed for debarment or otherwise ineligible for federal programs in the Territory.

16.3                        Purchaser Warranties.  Purchaser hereby represents warrants and covenants that:

(a)                                 Purchaser Trademarks may be lawfully used as directed by Purchaser;

(b)                                 the Product Label, if Labeled in accordance with specifications provided by Purchaser, will comply with the ANDA for the Product and Applicable Laws; and,

(c)                                  neither Purchaser nor its Affiliates has filed with the FDA an ANDA for a generic equivalent to Lovenox®.

16.4                        Execution and Performance of Agreement.  Each of Seller and Purchaser represents and warrants to the other that it has full right, power and authority to enter into and perform its obligations under this Agreement. Each of Seller and Purchaser further represents and warrants to the other that the performance of its obligations under this Agreement will not result in a violation or breach of, and will not conflict with or constitute a default under any agreement, contract, commitment or obligation to which such party or any of its Affiliates is a party or by which it is otherwise bound or any Applicable Law.

16.5                        LIMITATION ON LIABILITY OF PARTIES. EXCEPT WITH RESPECT TO (A) A CLAIM FOR BREACH UNDER ARTICLE 14 ABOVE, (B) A CLAIM FOR WILLFUL MISCONDUCT OR FRAUD AND (C) AMOUNTS PAYABLE TO A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION PURSUANT TO ARTICLE 17 BELOW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOSS OF PROFITS OR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES RESULTING FROM THIS AGREEMENT.

ARTICLE 17

INDEMNIFICATION

17.1                        Indemnification by Seller.  Seller shall indemnify, defend and hold harmless Purchaser (and its Affiliates) from and against any and all damages, liabilities, claims, costs, charges, judgments and expenses (including reasonable attorneys’ fees) (collectively “Damages”) that may be sustained, suffered or incurred by Purchaser (or its Affiliates) arising from or relating to any claim, action or proceeding made or brought by a third party against the Purchaser (or its Affiliates) to the extent arising from (a) the actual or alleged breach by Seller of any warranty, representation, covenant or agreement made by Seller in this Agreement; (b) negligent acts or omissions or intentional misconduct of Seller or its Affiliates; (c) any Product recall or seizure (other than a Purchaser Recall to the extent provided under Section 11.3.2); or (d) any Product Liability Claims (other than as provided in Section 17.2(d) below); provided, however, that in each such case above, Seller shall not be liable to Purchaser hereunder to the extent such Damages arise from the negligent acts or omissions or intentional misconduct of Purchaser or its Affiliates, wholesalers or other customers (including modification or misuse or improper storage or transportation of the Product after shipment to Purchaser, whether by Purchaser, its Affiliates or any other Person) or such other actions or inactions for which Purchaser is obligated to indemnify Seller under Section 17.2 below.

17.2                        Indemnification by Purchaser.  Purchaser shall indemnify, defend and hold harmless Seller (and its Affiliates) from and against any and all Damages, that may be sustained, suffered or incurred by Seller (or its Affiliates) arising from or relating to any claim, action or proceeding made or brought by a third party against the Seller (or its Affiliates) to the extent arising from (a) the actual or alleged breach by Purchaser of any warranty, representation, covenant or agreement made by Purchaser in this Agreement; (b) improper Product marketing, sales or distribution activities of Purchaser or its Affiliates, including any commercial arrangements entered into by Purchaser with its customers or other third parties; (c) negligent acts or omissions or intentional misconduct of Purchaser or its Affiliates (including modification or misuse or improper storage or transportation of the Product by Purchaser, its Affiliates or other Person acting on behalf of Purchaser or its Affiliates, excluding wholesalers and customers); (d) any Product Liability Claims to the extent arising from Purchaser’s breach hereof or the negligent acts or omissions or intentional misconduct of Purchaser and its Affiliates (including modification or misuse or improper storage or transportation of the Product by Purchaser, its Affiliates or other Person acting on behalf of Purchaser or its Affiliates, excluding wholesalers and customers); or (e) any Purchaser Recall (except as otherwise provided in Section 11.3.2); provided, however, that, in each such case above, Purchaser shall not be liable to Seller hereunder to the extent such Damages arise from the negligent acts or omissions or intentional misconduct of Seller or its Affiliates or such other actions or inactions for which Seller is obligated to indemnify Purchaser under Section 17.1 above.

17.3                        Claims.  Each indemnified party agrees to give the indemnifying party prompt written notice of any matter upon which such indemnified party intends to base a claim for indemnification under this Article 17; provided, however, that failure to give such prompt notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually materially prejudiced as a result of such failure. The indemnified party shall permit, and shall cause its employees and agents to permit, the indemnifying party to defend or settle any such action, claim or liability and agrees to the complete control of such defense or settlement by the indemnifying party; provided, however, that such settlement does not impose any obligation or burden on the indemnified party without the prior written consent of the indemnified party. No such action, claim or liability shall be settled by the indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably conditioned, withheld or delayed) and the indemnifying party shall not be responsible for any fees or other costs incurred other than as provided in this Article 17. The indemnified party, its employees, agents and affiliates shall cooperate reasonably with the indemnifying party and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification at the sole expense of the indemnifying party. The indemnified party shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense. Notwithstanding Sections 17.1 and 17.2 above, and by way of clarification, neither party shall be obligated to indemnify the other party hereunder for modification or misuse or improper storage or transportation of the Product by wholesalers or the customers of either party.

17.4                        Third Party Infringement Claims.  In the event any claim or action for infringement of any patent, trademark, or other intellectual property right shall be made or brought by a third party against Seller, Purchaser or any of their respective Affiliates because of, or in anticipation of, the manufacture and supply of Product by Seller to Purchaser hereunder, or the marketing, sale or distribution of such Product to Purchaser Customers in the Territory by Purchaser hereunder (a “Third Party Infringement Claim”), the party first receiving such notice of the Third Party Infringement Claim shall promptly notify the other party. With respect to the Third Party Infringement Claim, Seller and Purchaser each hereby agrees that all Damages arising from or related to the Third Party Infringement Claim (including any legal fees and associated costs incurred in defending the Third Party Infringement Claim and any fees, royalties or other amounts paid in settlement or upon judgment) shall be shared as follows:

(a)                                         Except as provided in clause (b) below, Seller shall be 100% responsible for all Damages arising from any Third Party Infringement Claim, including any fees, royalties or other amounts agreed to be paid in settlement or upon judgment of the Lawsuit or otherwise; and

(b)                                         Purchaser shall be 100% responsible for all Damages arising from any Third Party Infringement Claim with respect to the use of Purchaser Trademarks.

Each party agrees to indemnify the other party to ensure that Damages arising from any Third Party Infringement Claim are allocated in accordance with clauses (a) and (b) above. Unless otherwise agreed to by the parties, Seller shall control the defense any Third Party Infringement Claim described in clause (a) above and Purchaser shall control the defense of any Third Party Infringement Claim described in clause (b) above. The party controlling the defense of any Third Party Infringement Claim shall have the sole right to defend or settle any such Third Party Infringement Claim; provided, however, that such settlement does not impose any obligation or burden on the other party without the prior written consent of the other party (which consent shall not be unreasonably withheld). The party controlling the defense of any Third Party Infringement Claim shall keep the other party, at its request, materially informed of the status and progress of the defense of the Third Party Infringement Claim. No Third Party Infringement Claim shall be settled by the party who is not controlling the defense of such Third Party Infringement Claim without the prior written consent of the party controlling such defense. The non-controlling party, its employees, agents and Affiliates shall reasonably cooperate with the party (and its legal representatives) controlling the defense of any Third Party Infringement Claim in the investigation and defense of such Third Party Infringement Claim. Notwithstanding the above, and by way of clarification, neither party shall be obligated to indemnify the other party hereunder for modification or misuse of the Product by the other party or by wholesalers or the customers of either party. The provisions of this Section 17.4 shall be notwithstanding any conflicting provisions set forth in this Agreement, including Sections 17.1, 17.2 and 17.3.

17.5                        No Right of Offset.  Purchaser shall have no right to set off or retain any amounts otherwise payable to Seller under Articles 3 or 4 of this Agreement, including any amounts payable to satisfy any indemnification claims Purchaser may have hereunder.

ARTICLE 18

MISCELLANEOUS

18.1                        Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without reference to rules of conflicts or choice of laws.

18.2                        Relationship of the Parties.  The relationship of Purchaser and Seller established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either party any right or authority to create or assume any obligation of any kind on behalf of the other or (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

18.3                        Third Party Rights.  Nothing in this Agreement shall be deemed to create any third party beneficiary rights in or on behalf of any other person.

18.4                        Entire Agreement.  It is the mutual desire and intent of the parties to provide certainty as to their respective future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. The parties have in this Agreement incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement, and, except as provided for herein, neither party makes any covenant or other commitment to the other concerning its future action. Accordingly, this Agreement (i) constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement and (ii) supersedes all previous understandings, agreements and representations between the parties, written or oral. No modification, change or amendment to this Agreement shall be effective unless in writing signed by each of the parties hereto.

18.5                        Interpretation.  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” and “Section” refer to the specified Article and Section of this Agreement, and (v) the terms “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation” unless otherwise indicated. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days. The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.6                        Notices.  All notices and other communications hereunder shall be in writing. All notices hereunder of an indemnity claim, a Force Majeure Event, default or breach hereunder, or, if applicable, termination or renewal of the term hereof, or any other notice of any event or development material to this Agreement taken as a whole, shall be delivered personally, or sent by national overnight delivery service or postage pre-paid registered or certified U.S. mail, or facsimile, and shall be deemed given: when delivered, if by personal delivery or overnight delivery service; five business days after deposit in the U.S. mail, if mailed; or upon receipt of electronic confirmation of transmission, if sent by facsimile and followed on the same day by deposit in the U.S. mail. Notice shall be addressed:

If to Seller:

Amphastar Pharmaceuticals, Inc.

11570 Sixth Street

Rancho Cucamonga, California 91730

Attention: Chief Financial Officer

Telephone: (909) 980-9484

Fax: (909) 980-8296

If to Purchaser:

Andrx Pharmaceuticals, Inc.

8151 Peters Road, Fourth Floor

Plantation, Florida 33324

Attention Lawrence Rosenthal, President

Telephone: (954) 382-7608

Fax: (954) 382-7716

With a copy (which shall not constitute notice) to:

Andrx Corporation

8151 Peters Road, Fourth Floor

Plantation, Florida 33324

Attention: Scott Lodin, Esq.,

Executive Vice President and General Counsel

Telephone: (954) 382-7614

Fax: (954) 382-7744

or to such other place as either party may designate by written notice to the other in accordance with the terms of this Section 18.6.

18.7                        No Waiver.  The failure of either party to enforce at any time for any period any provision hereof shall not be construed to be a waiver of such provision or of the right of such party thereafter to enforce each such provision, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. Subject to any express provisions to the contrary contained herein, the remedies provided herein are cumulative and not exclusive of any remedies provided at law.

18.8                        Assignment.  This Agreement may not be assigned or delegated by either party without the prior written consent of the other, except that either party may assign or delegate its rights and/or obligations hereunder to any of its Affiliates, to a successor to all of its business, or to a successor to that portion of its business which relates to the Product. Subject to the foregoing and the other terms of this Agreement, this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

18.9                        Severability.  In the event that any one or more of the terms or provisions (or any part thereof) contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect pursuant to a final, non-appealable decision, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such instrument. Any term or provision of this Agreement that is so held to be invalid, illegal or unenforceable in any jurisdiction shall, to the extent the economic benefits conferred by this Agreement to both parties remain substantially unimpaired, not affect the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

18.10                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

18.11                 Expenses.  Each party shall pay all of its own fees and expenses (including all legal, accounting and other advisory fees) incurred in connection with the negotiation and execution of this Agreement and the arrangements contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective representatives as of the day and year first above written.

AMPHASTAR PHARMACEUTICALS, INC.

By:	/s/ David W. Nassif
Name:	David W. Nassif
Title:	CFO and Senior Vice President of Global Licensing

ANDRX PHARMACEUTICALS, INC.

By:	/s/ Lawrence J. Rosenthal
Name:	Lawrence J. Rosenthal
Title:	President

THIS FIRST AMENDMENT TO DISTRIBUTION AGREEMENT (the “First Amendment”) is entered into as of this 15th day of August, 2008 (the “Amendment Date”) by and between Amphastar Pharmaceuticals, Inc., a Delaware Corporation, (“Amphastar”) and Andrx Pharmaceuticals, Inc. a Florida Corporation, d/b/a Watson Laboratories — Florida (“Watson”).

WHEREAS, Amphastar and Watson have previously entered into that certain Distribution Agreement dated May 2, 2005 (the “Agreement”) related to, among other things, Watson’s distribution of Product (as defined in the Agreement); and

WHEREAS, the parties wish to amend the Agreement as set forth below;

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.              Amendment of Section 3.1 and 3.2.2 of the Agreement.

(a)         Section 3.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“3.1                         Milestones and Payments. In consideration of Seller’s grant of the exclusive distribution rights hereunder to Purchaser, Purchaser shall pay Seller the sum of $4,500,000 upon the Effective Date of this Agreement.”

(b)         The fourth line of Section 3.2.2 of the Agreement is hereby amended by replacing “Section 3.1(a)” with “Section 3.1.”

2.              Amendment of Sections 4.1.1 and 4.1.2 of the Agreement.

(a)         The fourth line of Section 4.1.1 of the Agreement is hereby amended by replacing [***] with [***] The fifth line of Section 4.1.1 of the Agreement is hereby amended by replacing “third anniversary” with “first anniversary.”

(b)         The first line of Section 4.1.2 is hereby amended by replacing [***] with [***]

3.              Amendment of Section 4.2.1(a) of the Agreement.

Section 4.2.1(a) of the Agreement is hereby amended by replacing “60%” with [***]

4.              Amendment of Section 5.1 of the Agreement.

Section 5.1 of the Agreement is hereby deleted in its entirety and replaced with the following section 5.1:

“5.1   Initial Purchase Order; Launch Quantities. Within ten (10) days of the Amendment Date, Purchaser shall deliver to Seller an initial binding order (the “Initial Purchase Order”) for [***] units of Product (the “Launch Quantities”) required for Purchaser’s commercial launch of the Product consistent with Purchaser’s then current Forecast. Subject to the terms of this Agreement, Seller shall supply the Launch Quantities to Purchaser within [***] days of Seller’s receipt of final FDA approval of the Product ANDA. Seller shall thereafter use Commercially Reasonable Efforts to supply Purchaser such additional quantities of the Product as ordered by Purchaser hereunder pursuant to Section 5.3. All Launch Quantities shall have at least [***] of expiry dating remaining on such Products at the time of delivery to Purchaser. In order to ensure adequate inventory to timely deliver Purchaser’s anticipated needs for Launch Quantities, upon receipt of the Initial Purchase Order Seller shall promptly commence manufacture of [***] units of Product in such dosage strengths as requested by Purchaser (the “New Manufactured Lots”). Seller shall promptly notify Purchaser when it commences manufacture of the New Manufactured Lots and provide Purchaser with the lot numbers for all units of Product in the New Manufactured Lots. If, prior to delivery to Purchaser, a portion of the New Manufactured Lots possess less than [***] of expiry dating remaining on such Products, Purchaser shall reimburse Seller [***] for each unit of Product in the New Manufactured Lots that possess less than [***] of expiry dating.”

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

5.              Amendment of Section 5.6.1 of the Agreement.

Section 5.6.1 of the Agreement is hereby deleted in its entirety and replaced with the following new section 5.6.1:

“5.6.1   Notwithstanding anything herein to the contrary or anything to the contrary in any Purchase Order or Forecast, Seller shall not be obligated to supply Purchaser (regardless of amounts ordered by Purchaser), more than the Maximum Annual Product Units and, if applicable, the Quarterly Adjustment (as defined below) during a twelve month period measured from the date of First Commercial Sale and on each anniversary of the First Commercial Sale. Without limiting the generality of the foregoing, any Purchase Order or Forecast submitted by Purchaser hereunder for more than the Maximum Annual Product Units and, if applicable, the Quarterly Adjustment shall, to the extent of the excess, be deemed rejected by Seller, unless expressly accepted by Seller in writing.

“As used herein, “Maximum Annual Product Units” shall mean:

“For the first [***] following First Commercial Sale: [***] Units of Product, to be delivered to Purchaser as follows: [***] following First Commercial Sale; [***] following First Commercial Sale; and [***] following First Commercial Sale.

“For each annual period commencing on the [***] and each subsequent annual anniversary of the First Commercial Sale, [***] Units of Product, to be delivered at the rate of [***] Units of Product per [***].

“Subject to the foregoing provisions of this Section 5.6.1, commencing with the end of the [***] calendar quarter following First Commercial Sale, in the event Amphastar sells more than [***] Units of Product (including sales to Purchaser and any other Person) in any calendar quarter, as measured by [***] or a comparable, independent third party reporting agency, Amphastar shall, at Watson’s request, increase its supply of Product to Watson in the immediately following calendar quarter by up to the same percentage increase (the “Quarterly Adjustment”) by which Amphastar exceeded [***] total Units of Product sold; provided that, Amphastar shall have no obligation to supply Watson in any calendar quarter with any Product in excess of [***] of the total combined units of Product, Lovenox® brand product, Authorized Generic Product and Competitive Product sold to Purchaser Customers (collectively, the “Retail Market Sales”) in the immediately preceding calendar quarter. For purposes of clarification and notwithstanding anything to the contrary, if at any time the total of the Maximum Annual Product Units plus the then applicable Quarterly Adjustment exceeds [***] of the Retail Market Sales in the immediate preceding calendar quarter (the “Supply Limit”), Amphastar shall have no obligation to supply Purchaser with any Product in excess of the Supply Limit.

“From time to time, should Seller have additional manufacturing capacity to permit it to supply Products in excess of the Supply Limit, Purchaser may request and Seller shall reasonably consider Purchaser’s request to purchase additional Product quantities in excess of the Supply Limit; provided that, neither party shall have any obligation to agree to any increase of Product quantities in excess of the Supply Limit.”

6.                                      Scope of Amendment.Except as expressly and specifically amended hereby, all other provisions, terms and conditions of the Agreement shall remain unchanged and in full force and effect.

7.                                      Counterparts. This First Amendment may be executed in several counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same instrument. Signatures delivered via facsimile or other electronic means shall have the full force of an original signature.

8.                                      Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings as defined in the Agreement.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

2

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this First Amendment as of the date first written above.

AMPHASTAR PHARMACEUTICALS, INC.

By:	/s/ John Weber

Name:	John Weber

Title:	C.F.O.

ANDRX PHARMACEUTICALS, INC.,
d/b/a WATSON LABORATORIES - FLORIDA

By:	/s/ Thomas R. Russillo

Name:	Thomas R. Russillo

Title:	EVP & President, Generics Division

3

THIS SECOND AMENDMENT TO DISTRIBUTION AGREEMENT (the “Second Amendment”) is entered into as of this 19th day of February, 2013 (the “Amendment Date”) by and between Amphastar Pharmaceuticals, Inc., a Delaware Corporation, (“Amphastar”) and Watson Laboratories, Inc. —— Florida, a Florida Corporation (f/k/a Andrx Pharmaceuticals, Inc.) (“Watson”).

WHEREAS, Amphastar and Watson have previously entered into that certain Distribution Agreement dated May 2, 2005 and First Amendment dated August 15, 2008 (collectively called the “Agreement”), related to, among other things, Watson’s distribution of Product (as defined in the Agreement); and

WHEREAS, the parties wish to amend the Agreement as set forth below;

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.  Amendment of Sections 4.1.1 of the Agreement and the First Amendment.

The fourth line of Section 4.1.1 of the Agreement is hereby amended by replacing “[***] per unit” with “[***] per unit [***], [***] per unit [***], and [***]”.

2.  Amendment of Section 1.26 of the Agreement.

For the purpose of clarification of this section, the Second line of Section 1.26 of the Agreement is hereby amended by replacing “aggregate. Transfer Price paid for such Product” with “actual Transfer Price paid for such Product”.

3.  Scope of Amendment. Except as expressly and specifically amended hereby, all other provisions and, terms and conditions of the Agreement shall remain unchanged and in full force and effect.

4.  Counterparts. This Second Amendment may be executed in several counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same instrument. Signatures delivered via facsimile or other electronic means shall have the full force of an original signature.

5.  Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings as defined in the Agreement.

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Second Amendment as of the date first written above.

AMPHASTAR PHARMACEUTICALS, INC.

By:	/s/ John Weber

Name:	John Weber

Title:	C.F.O.

WATSON LABORATORIES, INC. — FLORIDA

By:	/s/ Jeff Regan

Name:	Jeff Regan

Title:	V.P., Global Third Party Mfg.

2